Exhibit 10.1

EMPLOYMENT AGREEMENT

between

ACCESS MIDSTREAM PARTNERS GP, L.L.C.

and

J. MICHAEL STICE

DATED JANUARY 1, 2013

EMPLOYMENT AGREEMENT

THIS AGREEMENT (this “Agreement”) is made effective as of January 1, 2013 (the “Effective Date”), between Access Midstream Partners GP, L.L.C., a Delaware limited liability company (the “Company”), and J. Michael Stice, an individual (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to retain the services of the Executive and the Executive desires to make the Executive’s services available to the Company.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the Company and the Executive agree as follows, effective as of the Effective Date:

1.	Employment. The Company hereby employs the Executive and the Executive hereby accepts such employment subject to the terms and conditions contained in this Agreement. The Executive is engaged as an employee of the Company, and the Executive and the Company do not intend to create a joint venture, partnership or other relationship which might impose a fiduciary obligation on the Executive or the Company in the performance of this Agreement.

2.	Executive’s Duties. The Executive is employed on a full-time basis. Throughout the term of this Agreement, the Executive will use the Executive’s best efforts and due diligence to assist the Company in achieving the most profitable operation of the Company and the Company’s Affiliates (as defined in paragraph 6.1.1) consistent with developing and maintaining a quality business operation. The Executive shall also devote all of the Executive’s working time, attention and energies to the performance of the Executive’s duties and responsibilities under this Agreement.

2.1	Specific Duties. The Executive will serve as Chief Executive Officer of the Company (or any successor entity thereto), or any entity to which substantially all of the Company’s assets are transferred or contributed, and in such positions as are mutually agreed upon by the parties. The Executive shall perform all of the duties required to fully and faithfully execute the office and position to which the Executive is appointed, and such other duties as may be reasonably requested by the Board of Managers of the Company (the “Board”). During the term of this Agreement, the Executive may be nominated for election or appointed to serve as a director or officer of any of the Company’s Affiliates as determined in such Affiliates’ Board of Directors’ sole discretion. On behalf of the Company, the services of the Executive will be requested and directed by the Board.

2.2	Rules and Regulations. The Company has issued various policies and procedures applicable to employees and the Executive including an Employment Policies Manual which sets forth the general human resources policies of the Company and addresses frequently asked questions regarding the Company. The Executive agrees to comply with such policies and procedures except to the extent inconsistent with this Agreement. Such policies and procedures may be changed or adopted in the sole discretion of the Company without advance notice.

3.	Other Activities. Except as provided in this Agreement or approved by the Board, in writing, the Executive agrees not to: (a) engage in other business activities independent of the Company or its Affiliates; (b) serve as an officer, director, partner, member, principal, employee, agent, representative, consultant or independent contractor of any entity or firm other than the Company or its Affiliates; or (c) directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control of, or have any interest, financial or otherwise, in any Midstream Gas Gathering and Processing Business other than on behalf of the Company and its Affiliates. For purposes of this Agreement, the term “Midstream Gas Gathering and Processing Business” means any business (i) involving the gathering, compressing, dehydrating, processing, treating, fractionating, marketing and transporting natural gas and/or natural gas liquids or (ii) engaged in by the Company and its Affiliates now or at any time during the term hereof. The foregoing will not prohibit ownership of publicly traded securities or service as an officer or director of a not-for-profit organization. If the Executive serves as a director or officer of a not-for-profit organization, the Executive shall disclose the name of the organization and his involvement in an annual disclosure statement, the form of which shall be provided by the Company.

4.	Executive’s Compensation. The Company agrees to compensate the Executive as follows:

4.1	Base Salary. A base salary (the “Base Salary”) at the annual rate of not less than Seven Hundred Fifty Thousand Dollars ($750,000.00) will be paid to the Executive in regular installments in accordance with the Company’s designated payroll schedule. The Board may increase the Base Salary further based upon the Executive’s annual performance reviews.

4.2

Bonuses. The Company may periodically pay bonus compensation to the Executive. Any bonus compensation is subject to the requirement that the Executive be employed by the Company on the bonus payment date selected by the Company, and will be at the absolute discretion of the Company in such amounts and at such times as the Board may determine. The Executive recognizes and acknowledges that the award of bonuses is not guaranteed or promised in any way. Additionally, in the event the Executive resigns employment, the Executive shall not be eligible for any bonus compensation that may have otherwise been payable after such initial notice of resignation.

The Executive shall be eligible to receive a target annual bonus for 2012 of Seven Hundred Fifty Thousand Dollars ($750,000.00). The Executive was paid Three Hundred Seventy Five Thousand Dollars ($375,000.00) of the Seven Hundred Fifty Thousand Dollar ($750,000.00) targeted 2012 annual bonus on July 13, 2012. Any additional amount of such 2012 annual bonus that the Company determines to pay to the Executive shall be paid not later than January 31, 2013, provided that the Executive is an active full-time employee of the Company on the payment date. Bonus compensation shall be paid to the Executive by separate check apart from the Executive’s Base Salary described above in paragraph 4.1, net of standard, appropriate employment-related deductions (including federal income tax at the applicable supplemental tax withholding rate), under the appropriate Internal Revenue Service (“IRS”) guidelines, and applicable state and payroll taxes. In order to be entitled to the bonus compensation set forth herein and any future bonuses, the Executive must be an active full-time employee of the Company on the bonus date(s) selected by the Company. The Board in its discretion can potentially increase the bonus targets based on the Executive’s annual performance review. Bonuses up to the target amounts will be made in cash payment only, whereas bonuses exceeding targets may be paid in the form of cash or equity interests as determined in the discretion of the Board. The Executive recognizes and acknowledges that targets provided above, are not guaranteed or promised in any way and payment of any bonus compensation shall be contingent upon the achievement of performance objectives, in each case, as determined in the discretion of the Board. Additionally, in the event the Executive resigns employment, the Executive shall not be eligible for any bonus compensation that may have otherwise been payable after such initial notice of resignation.

4.3	Long Term Incentive and Equity Compensation. The Executive will be awarded a participation interest in the Chesapeake Midstream Management Incentive Compensation Plan (the “MICP”), the size of which will be based on the long term performance of the MLP (as defined in paragraph 6.1.1) and measured relative to the cash distributed by, and the appreciation in the common equity value of, such entity. Such interest will be subject to service-based vesting requirements, with partial acceleration of vesting in connection with certain terminations pursuant to the provisions of the MICP plan document. In addition, the Executive has been and may be awarded actual and/or phantom equity interests in the MLP and/or other awards tied to the value of the MLP under the Chesapeake Midstream Partners Long Term Incentive Plan (the “LTIP”). The Executive’s interests in the LTIP will be subject to service and/or performance-based vesting requirements. The terms of the MICP and LTIP will be set forth in detailed plan documents which will govern the terms of the Executive’s awards under such arrangements.

The Executive will be eligible to receive a targeted 2012 equity unit award under the LTIP with an aggregate fair market value of Three Hundred Seventy Five Thousand Dollars ($375,000.00). A portion of such target award ($225,000) shall represent the Executive’s 2012 equity award opportunity and a portion of such award ($150,000) shall represent a one-time retention award in connection with the transactions contemplated by the Purchase Agreement. Of the Three Hundred Seventy Five Thousand Dollar ($375,000.00) targeted 2012 equity unit award, the Company granted to the Executive a portion of such equity unit award with a fair market value of Two Hundred Sixty Two Thousand Five Hundred Dollars ($262,500.00) (consisting of the $150,000 retention award referenced above and $112,500 of the Executive’s 2012 equity award opportunity) on July 13, 2012. Any additional portion of such target equity award that the Company determines to grant to the Executive shall be granted not later than January 31, 2013, provided that the Executive is an active full-time employee of the Company on the date of grant. The terms of the award will be governed by the LTIP plan document and the related award agreement.

4.4	Benefits. The Company will provide the Executive with eligibility for such retirement benefits, reimbursement of reasonable expenditures for dues, travel and entertainment and such other benefits as are customarily provided to similarly situated executives of the Company and as are set forth in and governed by the Company’s Employment Policies Manual. The Company will also provide the Executive the opportunity to apply for coverage under the Company’s medical, life and disability plans, if any. If the Executive is accepted for coverage under such plans, the Company will make such coverage available to the Executive on the same terms as is customarily provided by the Company to the plan participants as modified from time to time. The Executive is subject to all of the terms and provisions of the Company’s benefit plans or policies. The following specific benefits will also be provided to the Executive at the expense of the Company:

4.4.1	Vacation. The Executive will be entitled to take one hundred seventy-six (176) hours of paid vacation annually, calculated from the Executive’s anniversary date, during the term of this Agreement. Except as otherwise provided herein, no additional compensation will be paid for failure to take vacation.

5.

Term. Unless this Agreement is terminated pursuant to the terms of paragraph 6 below, this Agreement and the Executive’s employment hereunder shall be for a term (the “Employment Term”) commencing on the Effective Date, and ending on June 30, 2017 (the “Initial Expiration Date”). If not previously terminated, the Employment Term shall automatically be extended for one (1) additional year on the Initial Expiration Date and on each subsequent anniversary of the Initial Expiration Date, unless either the Executive or the Company elects not to so extend the Employment Term by notifying the other party, in writing, of such election not less than one hundred eighty (180) days prior to the last day of the then current Employment Term (each of the Initial Expiration Date and the last day of any then current extended Employment Term, the “Expiration Date”).

6.	Termination. This Agreement will continue in effect until the expiration of the term stated in Section 5 of this Agreement unless earlier terminated pursuant to this Section 6. For purposes of this Agreement, “Termination Date” shall mean (a) if the Executive’s employment is terminated by death, the date of death; (b) if the Executive’s employment is terminated pursuant to Section 6.3 due to a disability, thirty (30) days after notice of termination is provided to the Executive in accordance with Section 6.3; (c) if the Executive’s employment is terminated by the Company without Cause pursuant to Section 6.1.1, on the effective date of termination specified in the notice required by Section 6.1.1; (d) if the Executive’s employment is terminated by Company for Cause pursuant to Section 6.1.2, the date on which the notice of termination required by Section 6.1.2 is given; or (e) if the Executive’s employment is terminated by the Executive pursuant to Section 6.2, on the effective date of termination specified by the Executive in the notice of termination required by Section 6.2 unless the Company rejects such date as allowed by Section 6.2, in which case it would be the date specified by the Company.

6.1	Termination by Company. The Executive’s employment under this Agreement may be terminated prior to the expiration of the Term under the following circumstances:

6.1.1	Termination without Cause. The Company may terminate the Executive’s employment without Cause at any time by the service of written notice of termination to the Executive specifying an effective date of such termination not sooner than thirty (30) business days after the date of such notice. In the event of elimination of the Executive’s job position or a material reduction in duties and/or reassignment of the Executive to a new position of materially less authority or a material reduction in Base Salary (collectively referred to as the “Good Reason Conditions”), the Executive may terminate this Agreement if the Executive provides notice to the Company within ninety (90) days of the initial existence of the Good Reason Condition and allows a thirty (30) day period for the Company to cure the Good Reason Condition. If the Company fails to cure the Good Reason Condition within the thirty (30) day cure period, the Executive may terminate his employment and it will be deemed to be a termination without Cause, provided, that the termination occurs within one hundred eighty (180) days of the initial existence of the Good Reason Condition specified in the notice. For purposes of this Agreement, the provisions relating to the Good Reason Conditions shall be interpreted consistent with the requirements of Treasury Regulation

Section 1.409A-1(n)(2). In the event the Executive is terminated without Cause, the Executive will receive as termination compensation within thirty (30) days of the Termination Date: (a) payment of two hundred percent (200%) of the Executive’s then current Base Salary in a lump sum and (b) a lump sum payment of any PTO pay accrued but unused through the Termination Date (the sum of the amounts payable pursuant to clauses (a) and (b) are hereafter referred to as “General Severance Benefits”); provided, however, that if such termination occurs within two years after a Change of Control (as defined below), in lieu of the General Severance Benefits, the Executive will receive as termination compensation within thirty (30) days of the Termination Date in a lump sum payment an amount equal to (x) two hundred fifty percent (250%) of the sum of (i) the Executive’s then current Base Salary and (ii) the most recent actual annual bonus (excluding signing bonuses) paid to the Executive during the twelve (12) calendar months preceding the Change of Control (or, if the Executive’s most recent annual bonus was paid semi-annually, then the two most recent semi-annual bonuses paid to the Executive during the twelve (12) calendar months preceding the Change of Control)) and (y) any PTO pay accrued but unused through the Termination Date (the sum of the amounts payable pursuant to clauses (x) and (y) are hereafter referred to as “Enhanced Severance Benefits”). The right to the foregoing termination compensation under clause (a) above or clause (x) above, as applicable, is subject to the Executive’s execution, on or before 30 days following the Termination Date, of the Company’s severance agreement which will operate as a release of all legally waivable claims against the Company and its Affiliates, and their respective partners, officers, directors, employees, agents and representatives, and the Executive’s compliance with all of the provisions of this Agreement, including all post-employment obligations.

For purposes of this Agreement, “Change of Control” means, and shall be deemed to have occurred upon, either of the following events: (a) any “person” or “group” within the meaning of those terms as used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (as amended), other than Global Infrastructure Management, LLC or an Affiliate thereof or fund or investment vehicle managed thereby or The Williams Companies, Inc. or its Affiliates (a “Third Party”), shall become the direct or indirect beneficial owner, by way of merger, consolidation, recapitalization, reorganization, purchase or otherwise, of more than 50% of the voting power of the voting securities of the Company; or (b) the sale or other disposition, including by way of liquidation, by Access Midstream Partners, L.P. (the “MLP”) or the Company of all or substantially all of its assets, whether in a single or series of related transactions, to one or more Third Parties. Notwithstanding the foregoing, neither the acquisition by Global Infrastructure Management, LLC or an Affiliate thereof or fund or investment vehicle managed thereby of additional voting power or voting securities held by The Williams Companies, Inc. or its Affiliates, nor the acquisition by The Williams Companies, Inc. or its Affiliates of additional voting power or voting securities held by Global Infrastructure Management, LLC or an Affiliate thereof or fund or investment vehicle managed thereby shall constitute a “Change of Control” for purposes of clause (a) of the preceding sentence. Further, for purposes of this Agreement, the following terms have the following respective meanings. “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. The term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise and, for the avoidance of doubt, a Person shall be deemed to have control over another person at an ownership level of at least 50%, but control may be established at a lesser percentage ownership under the appropriate circumstances. “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, governmental agency or political subdivision thereof or other entity.

6.1.2	Termination for Cause. The Company may terminate the employment of the Executive hereunder at any time for Cause (as hereinafter defined) (such a termination being referred to in this Agreement as a “Termination For Cause”) by giving the Executive written notice of such termination, which shall take effect immediately upon the giving of such notice to the Executive. As used in this Agreement, “Cause” means (a) the Executive’s breach or threatened breach of this Agreement; (b) the Executive’s neglect of duties or failure to act, other than by reason of disability or death; (c) the misappropriation, fraudulent conduct, or acts of workplace dishonesty by the Executive with respect to the assets or operations of the Company or any of its Affiliates; (d) the Executive’s failure to comply with directives from superiors or written company policies; (e) the Executive’s personal misconduct which injures the Company and/or reflects poorly on the Company’s or its Affiliate’s reputation; (f) the Executive’s failure to perform the Executive’s duties; or (g) the conviction of the Executive for, or a plea of guilty or no contest to, a felony or any crime involving moral turpitude. In the event this Agreement is terminated for Cause, the Company will not have any obligation to provide any further payments or benefits to the Executive after the Termination Date other than a lump sum payment within thirty (30) days of the Termination Date of any PTO pay accrued but unused through the Termination Date.

6.2	Termination by the Executive. The Executive may voluntarily terminate employment under this Agreement for any reason by the service of written notice of such termination to the Company specifying an effective date of termination no sooner than thirty (30) days and no later than sixty (60) days after the date of such notice. The Company reserves the right to end the employment relationship at any time after the date such notice is given to the Company and to pay the Executive through the Termination Date.

6.3	Incapacity of the Executive. If the Executive suffers from a physical or mental condition which in the reasonable judgment of the Board prevents the Executive in whole or in part from performing the duties specified herein for a period of three (3) consecutive months, the Executive may be terminated. Although the termination may be deemed as a termination for Cause, the Executive will be entitled to receive within thirty (30) days of the Termination Date (a) a payment of fifty-two (52) weeks of Base Salary in a lump sum; and (b) a lump sum payment of any PTO pay accrued but unused through the Termination Date. Notwithstanding the foregoing, the amount payable under clause (a) above will be reduced by any benefits payable under any disability plans provided by the Company. The right to the foregoing compensation due under clause (a) above is subject to the execution by the Executive or the Executive’s legal representative, on or before 30 days following the Termination Date, of the Company’s severance agreement which will operate as a release of all legally waivable claims against the Company and its Affiliates, and their respective partners, officers, directors, employees, agents and representatives, and the Executive’s compliance with all of the provisions of this Agreement, including all post-employment obligations. In applying this paragraph, the Company will comply with any applicable legal requirements, including the Americans with Disabilities Act.

6.4	Death of the Executive. If the Executive dies during the term of this Agreement, the Company may thereafter terminate this Agreement without compensation except the Company will within sixty (60) days of the Executive’s death: (a) pay fifty-two (52) weeks of Base Salary in a single lump sum payment; and (b) pay a lump sum payment of any PTO pay accrued but unused through the Termination Date. Amounts payable under this Section 6.4 shall be paid to the beneficiary designated on the Company’s universal beneficiary designation form in effect on the date of the Executive’s death. If the Executive fails to designate a beneficiary or if such designation is ineffective, in whole or in part, any payment that would otherwise have been paid under this Section 6.4 shall be paid to the Executive’s estate. The right to the foregoing compensation due under clause (a) above is subject to the execution by the beneficiary, or as applicable, the administrator of the Executive’s estate, within ninety (90) days of the Executive’s death, of the Company’s severance agreement which will operate as a release of all legally waivable claims against the Company and its Affiliates, and their respective partners, officers, directors, employees, agents and representatives.

6.5	Expiration. If this Agreement is not terminated pursuant to any of the preceding provisions of paragraph 6 or extended pursuant to paragraph 5 above or otherwise extended by mutual written agreement of the parties prior to the Expiration Date, this Agreement and the Executive’s employment will end and the Company will have no further obligation to provide any further payments or benefits to the Executive after the Expiration Date other than any vacation pay accrued through the Expiration Date. Notwithstanding anything contained herein, in no event shall a termination of the Executive’s employment by reason of the expiration of the Employment Term or the Company’s election not to renew the Employment Term constitute a Good Reason Condition or a termination of the Executive’s employment by the Company without Cause.

6.6	Effect of Termination. The termination of this Agreement, when accompanied by the termination of the Executive’s employment with the Company, will terminate all obligations of the Executive to render services on behalf of the Company from and after the Termination Date, provided that the Executive will maintain the confidentiality of all information acquired by the Executive during the term of the Executive’s employment in accordance with Section 7 of this Agreement and the Executive shall comply with all other post employment requirements including, without limitation, Section 6.6 and Sections 7, 8, 9, 10, 11, 12 and 13. Except as otherwise provided in Section 6 of this Agreement and payment of any PTO pay accrued but unused through the Termination Date, no accrued bonus, severance pay or other form of compensation will be payable by the Company to the Executive by reason of the termination of this Agreement. All keys, entry cards, credit cards, files, records, financial information, Confidential Information, research results, test data, instructions, drawings, sketches, specifications, product data sheets, products, books, DVDs, disks, memory devices, business plans, marketing plans, documents, correspondence, furniture, furnishings, equipment, supplies and other items relating to the Company or its Affiliates in the Executive’s possession will remain the property of the Company or its Affiliate who provided such items, as applicable. Upon termination of employment, the Executive will have the right to retain and remove all personal property and effects which are owned by the Executive and located in the offices of the Company or its Affiliates at a time determined by the Company. All such personal items will be removed from such offices no later than two (2) days after the Termination

Date, and the Company is hereby authorized to discard any items remaining and to reassign the Executive’s office space after such date. Prior to the Termination Date, the Executive will render such services to the Company as might be reasonably required to provide for the orderly termination of the Executive’s employment. Notwithstanding the foregoing and without discharging any obligations to pay compensation to the Executive under this Agreement, after notice of the termination, the Company may request that the Executive not provide any other services to the Company and not enter the Company’s premises before or after the Termination Date. In the event that the Executive separates employment with the Company, the Executive hereby grants consent to notification by the Company to the Executive’s new employer about the Executive’s rights and obligations under this Agreement. Upon such termination of employment, the Executive further agrees to acknowledge compliance with this Agreement in a form reasonably provided by the Company.

7.	Confidentiality . The Executive recognizes that the nature of the Executive’s services are such that the Executive will have access to information which constitutes trade secrets, is of a confidential nature, is of great value to the Company and/or is the foundation on which the business of the Company is predicated. The Executive also acknowledges that, during the course of employment, the Executive may have personal contact and conduct business with the customers, suppliers and accounts of the Company. The Executive agrees not to disclose to any person other than authorized employees of the Company or the Company’s legal counsel nor use for any purpose, other than the performance of this Agreement, any confidential information (“Confidential Information”). Confidential Information includes data or material (regardless of form) which is: (a) a trade secret (a trade secret shall include any formula, pattern, device or compilation of information used by the Company in its business); (b) proprietary information or know-how provided, disclosed or delivered to the Executive by the Company, any officer, director, employee, agent, attorney, accountant, consultant, or other person or entity employed by the Company in any capacity, any customer, borrower or business associate of the Company or any public authority having jurisdiction over the Company of any business activity conducted by the Company; or (c) produced, developed, obtained or prepared by or on behalf of the Executive or the Company (whether or not such information was developed in the performance of this Agreement) with respect to the Company or any assets oil and gas prospects, business activities, officers, directors, employees, borrowers or customers of the foregoing. The Executive acknowledges that the Executive will obtain unique benefits from employment and the provisions contained in this Agreement are reasonably necessary to protect the Company’s legitimate business interests. On request by the Company, the Company will be entitled to the return of any Confidential Information in the possession of the Executive. The Executive also agrees that the provisions of this Section 7 will survive the termination, expiration or cancellation of this Agreement for any reason. The Executive will deliver to the Company all originals and copies of the documents or materials containing Confidential Information. For purposes of Sections 7, 8, 9, 10, 11 and 12 of this Agreement, the term “the Company” expressly includes the Company and any of its Affiliates.

8.	Non-Solicitation. The Executive agrees that during his/her employment hereunder, and for the one (1) year period (or, in the event of a termination of the Executive’s employment due to the expiration of the Employment Term pursuant to Section 6.5 above, the six month period) immediately following the termination of the Executive’s employment, the Executive shall not solicit or contact any established client or customer of the Company with a view to inducing or encouraging such established client or customer to discontinue or curtail any business relationship with the Company. The Executive further agrees that the Executive will not request or advise any established clients, customers or suppliers of the Company to withdraw, curtail or cancel its business with the Company. Notwithstanding the foregoing, this Section 8 shall not preclude or restrict the Executive from engaging in any such activities in connection with his performance of services for the Company, the MLP or their Affiliates or undertaken for the benefit of such persons (whether prior to, during, or after his employment with the Company), and the Executive’s engaging in such activities shall not violate the terms of this Agreement.

9.	Non-Solicitation of Employees. The Executive covenants that during the term of employment and for the one (1) year period (or, in the event of a termination of the Executive’s employment due to the expiration of the Employment Term pursuant to Section 6.5 above, the six month period) immediately following the termination of the Executive’s employment, the Executive will neither directly nor indirectly induce nor attempt to induce any executive or employee of the Company to terminate his or her employment to go to work for any other company. Notwithstanding the foregoing, this paragraph 9 shall not preclude or restrict the Executive from engaging, with the Company’s consent, in any such activities in connection with his performance of services for the Company, the MLP or their Affiliates or undertaken for the benefit of such persons (whether prior to, during, or after his employment with the Company), and the Executive’s engaging in such activities with the Company’s consent shall not violate the terms of this Agreement.

10.	Reasonableness. The Company and the Executive have attempted to specify a reasonable period of time and reasonable restrictions to which this Agreement shall apply. The Company and the Executive agree that if a court or administrative body should subsequently determine that the terms of this Agreement are greater than reasonably necessary to protect the Company’s interest, the Company agrees to waive those terms which are found by a court or administrative body to be greater than reasonably necessary to protect the Company’s interest and to request that the court or administrative body reform this Agreement specifying a reasonable period of time and such other reasonable restrictions as the court or administrative body deems necessary.

11.	Equitable Relief. The Executive acknowledges that the services to be rendered by the Executive are of a special, unique, unusual, extraordinary, and intellectual character, which gives them a peculiar value, and the loss of which cannot reasonably or adequately be compensated in damages in an action at law; and that a breach by the Executive of any of the provisions contained in this Agreement will cause the Company irreparable injury and damage. The Executive further acknowledges that the Executive possesses unique skills, knowledge and ability and that any material breach of the provisions of this Agreement would be extremely detrimental to the Company. By reason thereof, the Executive agrees that the Company shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to injunctive and other equitable relief to prevent or curtail any breach of this Agreement by him/her.

12.	Intellectual Property and Proprietary Matters. The Executive expressly understands and agrees that any and all proprietary information, know-how, inventions, trademarks, creative works and other intellectual property that is generated or conceived by or on behalf of the Executive during the term of this Agreement, whether generated or conceived during the Executive’s regular working hours or otherwise, shall be the sole and exclusive property of the Company. Whenever requested by the Company (either during the term of this Agreement or thereafter), the Executive will assign or execute any and all applications, assignments and or other instruments and do all things which the Company deems necessary or appropriate in order to permit the Company to: (a) assign and convey or otherwise make available to the Company the sole and exclusive right, title, and interest in and to said improvements, inventions, discoveries, processes, know-how, applications, patents, copyrights, trade names or trademarks; or (b) apply for, obtain, maintain, enforce and defend patents, copyrights, trade names, or trademarks of the United States or of foreign countries for said improvements, inventions, discoveries, processes or know-how. However, the improvements, inventions, discoveries, processes or know-how generated or conceived by the Executive and referred to above (except as they may be included in the patents, copyrights or registered trade names or trademarks of the Company, or corporations, partnerships or other entities which may be affiliated with the Company) shall not be exclusive property of the Company at any time after having been disclosed or revealed or have otherwise become available to the public or to a third party on a non-confidential basis other than by a breach of this Agreement, or after they have been independently developed or discussed without a breach of this Agreement by a third party who has no obligation to the Company or its Affiliates. The foregoing will not prohibit any activities which are expressly permitted by the under paragraph 3 of this Agreement during the term of this Agreement.

13.

Arbitration. Any disputes, claims or controversies between the Company and the Executive including, but not limited to those arising out of or related to this Agreement or out of the parties’ employment relationship, shall be settled by arbitration as provided herein. This agreement shall survive the termination or rescission of this Agreement. All arbitration shall be in accordance with Rules of the American Arbitration Association, including discovery, and shall be undertaken pursuant to the Federal Arbitration Act. Arbitration will be held in Oklahoma City, Oklahoma unless the parties mutually agree to another location. The decision of the arbitrator will be enforceable in any court of competent jurisdiction. The parties, however, agree that the Company shall be entitled to obtain injunctive or other equitable relief to enforce the provisions of this Agreement in a court of competent jurisdiction. The parties further agree that this arbitration provision is not only applicable to the Company but its Affiliates, officers, directors, employees and related parties. The Executive agrees that he shall have no right or authority for any dispute to be brought, heard or arbitrated as a class or collective action, or in a representative or a private attorney general capacity on behalf of a class of persons or the general public. No class, collective or representative actions are thus allowed to be arbitrated. The Executive agrees that he must pursue any claims that he may have solely on an individual basis through arbitration.

14.	Miscellaneous. The parties further agree as follows:

14.1	Time. Time is of the essence of each provision of this Agreement.

14.2	Notices. Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement will be in writing and will be deemed to have been given when delivered personally or by telefacsimile to the party designated to receive such notice, or on the date following the day sent by overnight courier, or on the third (3rd) business day after the same is sent by certified mail, postage and charges prepaid, directed to the following address or to such other or additional addresses as any party might designate by written notice to the other party:

To the Company:

Access Midstream Partners GP, L.L.C.

6100 N. Western Ave.

Oklahoma City, OK 73118

Attn: Cheri Shepard

Fax: (405) 849-3901

With a Copy to:

Global Infrastructure Management, LLC

12 East 49th Street

38th Floor

New York, New York 10017

Attn: Will Brilliant

Fax: (646) 282-1580

With a Copy to:

Global Infrastructure Management UK Limited

Cardinal Place, 80 Victoria Street

London SW1E5JL

United Kingdom

Attn: Joseph Blum

Fax: +44 207 798 0530

To the Executive:

J. Michael Stice at the last address on file in the Company’s personnel files.

14.3	Assignment. Neither this Agreement nor any of the parties’ rights or obligations hereunder can be transferred or assigned without the prior written consent of the other parties to this Agreement; provided, however, the Company may assign this Agreement to any Affiliate of the Company without the Executive’s consent as well as to any purchaser of the Company.

14.4	Construction. If any provision of this Agreement or the application thereof to any person or circumstances is determined, to any extent, to be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which the same is held invalid or unenforceable, will not be affected thereby, and each term and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law. Except as provided for in Section 13, this Agreement is intended to be interpreted, construed and enforced in accordance with the laws of the State of Oklahoma.

14.5	Entire Agreement. This Agreement, any documents executed in connection with this Agreement, any documents specifically referred to in this Agreement and the Employment Policies Manual constitute the entire agreement between the parties hereto with respect to the subject matter herein contained, and no modification hereof will be effective unless made by a supplemental written agreement executed by all of the parties hereto. Effective as of the date hereof, this Agreement replaces, terminates and supersedes all prior agreements and understandings between the Executive and the Company (or any predecessor thereof) regarding the subject matter hereof.

14.6	Binding Effect. This Agreement will be binding on the parties and their respective successors, legal representatives and permitted assigns. In the event of a merger, consolidation, combination, dissolution or liquidation of the Company, the performance of this Agreement will be assumed by any entity which succeeds to or is transferred the business of the Company as a result thereof, and the Executive waives the consent requirement of Section 14.3 to effect such assumption.

14.7	Supersession. On execution of this Agreement by the Company and the Executive, the relationship between the Company and the Executive will be bound by the terms of this Agreement, any documents executed in connection with this Agreement, any documents specifically referred to in this Agreement and the Employment Policies Manual. In the event of a conflict between the Employment Policies Manual and this Agreement, this Agreement will control in all respects.

14.8	Third-Party Beneficiaries. The Company and each of its Affiliates are beneficiaries of all terms and provisions of this Agreement and entitled to all rights hereunder. The Executive and the Company expressly intend that the MLP shall be an intended third party beneficiary hereof and shall have standing to enforce all of the provisions of this Agreement as if they were each a party hereto. However, for the avoidance of doubt, subject to any assignment of this Agreement pursuant to Section 14.3, the right to terminate the Executive’s employment may be exercised only by the Company.

14.9	Section 409A. This Agreement is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and related U.S. Treasury regulations or official pronouncements (“Section 409A”) and any ambiguous provision will be construed in a manner that is compliant with such exemption; provided, however, if and to the extent that any compensation payable pursuant to this Agreement is determined to be subject to Section 409A, this Agreement will be construed in a manner that will comply with Section 409A. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed on his Termination Date to be a “specified employee” within the meaning of that term under Section 409A, then any payments and benefits under this Agreement that are subject to Section 409A and paid by reason of a termination of employment shall be made or provided on the later of (a) the payment date set forth in this Agreement or (b) the date that is the earliest of (i) the expiration of the six-month period measured from the date of the Executive’s termination of employment or (ii) the date of the Executive’s death (the “Delay Period”). Payments and benefits subject to the Delay Period shall be paid or provided to the Executive without interest for such delay in payment. To the extent required to comply with Section 409A, references to a “resignation,” “termination,” “termination of employment” or like terms throughout this Agreement shall be interpreted consistent with the meaning of “separation from service” as defined in Section 409A.

[Signatures on following page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective the date first above written.

ACCESS MIDSTREAM PARTNERS GP, L.L.C.,
a Delaware limited liability company.

By:	/s/ Regina L. Gregory
Regina L. Gregory (“the Company”)

By:	/s/ J. Michael Stice
J. Michael Stice, Individually,
(“the Executive”)

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